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                                                                  Exhibit 10.6

                                    SCRIPPS BANK
                                EMPLOYMENT AGREEMENT


          This EMPLOYMENT AGREEMENT (the "Agreement") is made between ______________ and SCRIPPS BANK, a California banking corporation (the "Bank").

          In consideration of the mutual covenants and promises of the parties hereto, it is agreed that from and after the Commencement Date, as defined in
Section 1.2 below, the Bank shall employ Employee, and Employee shall work for the Bank, on the following terms and conditions:

     1.   TERM OF EMPLOYMENT

          1.1 TERM. The Bank hereby employs Employee and Employee hereby accepts employment with the Bank for a period of five (5) years, commencing on the Commencement Date, subject to such earlier termination as is hereinafter provided.

          1.2 COMMENCEMENT DATE. The term of this Agreement shall commence on _______________ (the "Commencement Date").

     2.   DUTIES OF EMPLOYEE.

          2.1 DUTIES. Employee shall serve as ______________________ of the Bank and shall perform such duties and have such responsibilities as may be prescribed by the Board of Directors of the Bank. Such service shall be performed by the Employee faithfully, diligently and to the best of his ability and effort, consistent with the highest and best standards of the banking industry, and Employee shall devote his full time and effort to such employment.

          2.2 CONFLICTS OF INTEREST. Except as permitted by the prior written consent of the Board of Directors of the Bank, Employee shall not during the term of this Agreement (i) directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which is in conflict with the Bank's interests, (ii) engage in any activity which is directly or indirectly competitive with or adverse to the Bank's business or welfare, whether alone, as a partner, or as an officer, director or employee of another entity, or (iii) be more than a ten percent (10%) shareholder of any competitive entity.

     3. COMPENSATION. In exchange for the services rendered by the Employee hereunder, the Bank shall pay or cause to be paid to the Employee as base salary ("Base Salary") the amount of _____________________________________________
_____________________________________________ per month during the term of this
Agreement, beginning on the Commencement Date. Employee's Base Salary shall be paid in equal semi-monthly installments. In addition to the Base Salary, Employee may receive such bonus compensation as the Board of Directors, in its sole discretion, shall determine is appropriate. Compensation shall be reviewed and adjusted annually by the

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Board of Directors of the Bank in accordance with the Board's evaluation of performance of the Employee.

     4.   EMPLOYEE/EXECUTIVE BENEFITS.

          4.1 EMPLOYEE/EXECUTIVE BENEFITS shall be in accordance with general policy of the Bank as published in the Scripps Bank Employee Handbook. Such policy may be modified from time to time in the sole discretion of the Bank.

          4.2 GROUP MEDICAL INSURANCE BENEFITS. The Bank shall provide benefits to the Employee under group insurance programs in conformance with general bank policy, including participation in employee premium payment.

          4.3 VACATION. Employee shall accrue on a pro rated basis providing for four (4) weeks paid vacation for each year during the term of this Agreement. The time for such vacation shall be determined by mutual agreement of Employee and the Bank. Accrued and earned vacation may accumulate until taken without forfeiture of benefit.

          4.4 AUTOMOBILE. The Bank will provide to Employee the use of a Bank owned or leased automobile suitable for the conduct of Bank business at the level of responsibility assigned or an automobile lease allowance not less than $_____ per month. The Bank shall also provide insurance coverage on its primary insurance policy as determined appropriate by the Bank to supplement general liability coverage while using the vehicle for Bank business. Additionally, operating expenses of Bank owned or leased automobiles shall be paid by the Bank and reported as W-2 compensation of the Employee in compliance with IRS guidelines for reporting personal usage of the automobile. Operating expenses of Employee owned or leased vehicles shall be reimbursed at rates per mile in accordance with Bank policy.

          4.5 SICK LEAVE. Employee shall be entitled to one (1) day of paid sick leave for each calendar month that Employee works during the first year of the term of this Agreement and thereafter to twelve (12) days of sick leave each year with a maximum accrual of 480 hours. Said sick leave shall accumulate according to general policy as published in the Scripps Bank Employee Handbook.

     5.   BUSINESS EXPENSES AND REIMBURSEMENTS.

          5.1 BUSINESS EXPENSES. Employee shall be entitled to reimbursement by the Bank for any reasonable, ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties on behalf of the Bank during the term of this Agreement, which types of expenditures shall be determined by the Bank, including without limitation memberships, or the payment of regular monthly dues (but not assessments) applicable to continued membership, in such clubs and civic groups as the Bank determines will assist in developing the business of the Bank, provided that:

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                    (a)  Each such expenditure is of a nature such that it
          qualifies for deduction as a business expense on the federal and state income tax returns of the Bank and not as deductible compensation to Employee; and

                    (b) Employee furnishes to the Bank adequate records and other documentary evidence as required by laws and regulations issued by the appropriate federal and state taxing authorities for the substantiation of such expenditures as deductible compensation to Employee.

          5.2 CONFERENCE EXPENSES. Employee shall be entitled to reimbursement by the Bank for reasonable and ordinary expenses incurred by Employee and his or her spouse in attending banking conferences conducted by recognized banking groups such as Western Bank Association, Independent Bankers Association, and American Bankers Association; provided, however, that the prior approval of the Board of Directors of the Bank shall be necessary for reimbursement of the expenses of attending any conference outside the State of California.

     6.   TERMINATION.

          6.1 WITHOUT CAUSE. Notwithstanding anything to the contrary herein, if during the term of this Agreement the Bank elects to discharge the Employee and terminate this Agreement without cause, and not in conjunction with an event as defined in Section 7 of this Agreement, the Bank shall pay the Employee an amount equal to the remaining compensation due the Employee under this Agreement or six (6) months' compensation, including Base Salary and awarded bonuses plus accrued but unused vacation pay, whichever is less, as termination pay. Such payment shall conform to the Bank's normal payroll schedule.

          6.2 FOR CAUSE. The Bank may terminate this Agreement at any time without further obligation or liability to Employee if discharge or termination is by reason of any of the following:

                    (a)  Death of Employee;

                    (b) The mental or physical disability of Employee continuing for a period exceeding nine months, which prevents Employee from performing a major portion of his duties;

                    (c) For cause consisting of the commission by Employee of a criminal act related to the performance of his duties or the furnishing of proprietary confidential information of Bank to a competitor or potential competitor except in the bona fide belief that such action was for the benefit and best interests of Bank;

                    (d) Habitual intoxication by alcohol or drugs during work hours;

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                    (e)  Habitual neglect of duties as determined in the sole
                         discretion of the Bank not corrected following written notice from Bank specifying the details thereof;

                    (f) Required retirement of Employee at or after Bank's normal retirement age for senior executives, in accordance with established policies applied on a nondiscriminatory basis;

                    (g) If the Bank is closed or taken over by the State Banking Department or other supervisory authority, including the Federal Deposit Insurance Corporation or if any such supervisory authority exercises its cease and desist powers to remove Employee from office;

                    (h) For cause consisting of engaging in illegal activity which materially and adversely affects the Bank's reputation in the community or which evidences the lack of Employee's fitness or ability to perform Employee's duties, as reasonably determined in the sole discretion of the Board of Directors of the Bank. Breach of any of the provisions of Section
                         2.2 of this Agreement shall be deemed an illegal activity which materially and adversely affects the Bank's reputation in the community and therefore constitutes cause for termination pursuant to this
                         Section 6.2

                    (i)  Voluntary resignation by the Employee.

     7. "TERMINATION IN CONJUNCTION WITH AN EVENT" DEFINED. The term "Termination in Conjunction with an Event" as used in this Section shall mean any one or a combination of the following:

          7.1 The discharge of Employee by Bank or its successor in interest for any reason whatsoever, excepting only discharge for cause pursuant to
Section 6.2 of this Agreement.

          7.2 Resignation of Employee following the occurrence of any one of the following:

                    (a) Relocation of the principal place at which Employee's duties are to be performed to a location outside a 50-mile radius around the main offices in La Jolla, California;

                    (b)  A reduction in Employee's compensation;

                    (c) A substantial, adverse change in the benefits or perquisites provided to Employee;

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                    (d)  A substantial, adverse change in Employee's
                         responsibilities, authorities or functions;

                    (e) A substantial, adverse change in Employee's work conditions.

          7.3 COMPENSATION. In the event that a Termination, as clarified in this Section, occurs concurrently with or within sixty (60) days following the date of the occurrence of an Event (whether Event is not corrected by the Bank upon notification by Employee), as defined in this Section 7 of this Agreement, forthwith upon such Termination occurring, the Bank or its successor in interest shall provide to Employee the following items of compensation:

                    (a) Payment of Employee's full base salary through the date of Termination, as clarified in this Section, at the rate in effect (i) at the date of Termination or (ii) immediately prior to the occurrence of an Event, whichever is the higher;

                    (b) Payment of twenty-four (24) months' compensation at the rate in effect (i) at the date of Termination, as clarified in this Section, or (ii) immediately prior to the occurrence of an Event, whichever is higher. Such payment shall occur in conformance with the Bank's normal payroll schedule. In the event Employee obtains other employment during such twenty-four (24) month period, the amount of the payment shall be reduced by fifty (50%);

                    (c) Payment of an amount equal to the value of Employee's accrued unused vacation through the date of Termination, as clarified in this Section, based on Employee's annual base salary at the rate in effect (i) at the date of Termination or (ii) immediately prior to the occurrence of an Event, whichever is higher;

                    (d) Immediate vesting and exercisability of any stock options held by Employee which have not otherwise become vested as of the date of the occurrence of an Event;

                    (e) Extension of the expiration date of the exercise period following Termination, as clarified in this Section, for any stock option held by Employee at the time of the occurrence of an Event to a date ninety (90) days following the date of Termination; PROVIDED, HOWEVER, that such extension shall be limited to less than ninety (90) days at the election of Employee if necessary to keep the option from being disqualified from treatment as an incentive stock option under the Internal Revenue Code.

               7.4  TAXES.

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               (a)  Definitions:

                         i. "Parachute Payment" shall have the meaning ascribed to it in Section 280G(b)(2)(A) of the Code, without regard to Section 280G(b)(2)(A)(ii) of the Code, and excluding any amount not treated as a Parachute Payment pursuant to Section 280G(b)(4)(A) or (6) of the Code.

                         ii. "Present Value" shall be determined according to Section 280G(d)(4) of the Code.

                         iii. "Base Amount" shall have the meaning ascribed
                              to it in Section 280G(b)(3)(A) of the Code.

                         iv. "Reasonable Compensation" shall have the meaning ascribed to it in Section 280G(b)(4) of the Code.

                         v. "Illegal Parachute Payment" shall mean a payment described in Section 280G(b)(1)(B) of the Code.

                    (b) Notwithstanding anything in this Section to the contrary, any Parachute Payments to be paid to or for the benefit of Employee, whether pursuant to this Section or otherwise, shall be modified to the extent necessary to satisfy the requirements of subparagraph (i) or (ii) below:

                         i. The aggregate Present Value of all Parachute Payments payable to or for the benefit of Employee, whether pursuant to this Section or otherwise, shall be less than three times Employee's Base Amount;

                         ii Each Parachute Payment payable to or for the benefit of Employee, whether pursuant to this Section or otherwise, shall be in an amount which does not exceed the amount of Reasonable Compensation allocable to such Parachute Payment.

                    (c) In the event that the amount of any Parachute Payment which would be payable to or for the benefit of Employee without regard to this Section of the Agreement must be modified to comply with this Section, Employee shall direct which Parachute Payments are to be waived or modified; provided, however, that no change in the timing of the payments shall be made without the consent of Bank.

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                    (d)  Payment of amounts pursuant to this Section shall
          not, unless directed by Employee, be delayed pending determination of the status of a payment as a Parachute Payment or Illegal Parachute Payment by the Internal Revenue Service, a court or a similar body of competent jurisdiction.

                    (e) Any compensation derived from the accelerated vesting of Employee's employee stock options due to the occurrence of an Event or of Termination shall be valued in the manner described in Proposed Internal Revenue Regulation Section 1.280G-1 at A-24(c) and Example (8) of A-24(e), as proposed on May 5, 1989.

                    (e) This Section shall be interpreted so as to avoid the imposition of excise taxes on Employee under Section 4999 of the Code or the disallowance of a deduction to Bank pursuant to Section 280G(a) of the Code. Notwithstanding any other provision of this Section to the contrary, no Illegal Parachute Payments shall be made to or for the benefit of Employee.

          8.   GENERAL PROVISIONS.

          8.1 RETURN OF DOCUMENTS. Employee expressly agrees and acknowledges that all manuals, documents, files, reports, studies, instruments, customer lists (including any files, documents, computers files which identify customers, past or present, or potential customers), addresses and telephone lists, and other materials used and/or developed by Employee are solely the property of the Bank and that Employee has no right, title or interest therein. Upon termination of this Agreement, Employee or Employee's representative shall promptly deliver possession of all such property in good condition to the Bank.

          8.2 NOTICES. Any notice, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the other party at its address. Employee's address for purposes of this section shall be the last address provided by Bank by Employee.

          8.3 APPLICABLE LAW. Except to the extent governed by the laws of the United States, this Agreement shall be governed and construed in accordance with the laws of the State of California.

          8.4 INVALID PROVISIONS. Should any provisions of this Agreement be declared invalid, void or unenforceable by a court of competent jurisdiction for any reason, the validity and binding effect of any remaining portion shall not be affected, and the remaining provisions of

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this Agreement shall remain in full force and effect as if this Agreement had been executed without such invalid, void or unenforceable provisions.

          8.5 CONFIDENTIALITY. Employee expressly recognizes that all persons dealing with the Bank expect that their confidence will be respected and that information with respect to such persons' affairs will not be improperly divulged. Further, Bank expects that matters concerning the Bank and its business will be kept in strict confidence regardless of the source or origin of information reaching Employee This obligation of confidentiality shall be continuing and shall survive any termination whether voluntary or involuntary.

          8.6 ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement of the parties hereto and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no agreement, statement or promise not contained or referenced in this Agreement shall be valid or binding on the parties hereto. This Agreement may be modified or amended only by an agreement in writing duly executed by the Bank and Employee.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Dated:  ___________________        SCRIPPS BANK, a California
                                   banking corporation


                                   By:___________________________________
                                   Its:

Dated:  ___________________        Employee:



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